Exhibit 99.1

Summit Materials, Inc. Reports Fourth Quarter and Full-Year 2016 Results

- Full-Year Net Income Increased 32.7% to $36.8 million

-Full-Year Adjusted Net Income Increased 31.5% to $98.3 million

-Full-Year Operating Income Increased 14.4% to $154.0 million

- Full-Year Adjusted EBITDA Increased 29.2% to $371.3 million

- Introducing Full-Year 2017 Adjusted EBITDA Guidance of $410.0 million to $425.0 million

DENVER, CO. - (February 22, 2017) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the fourth quarter and full-year 2016.

For the twelve months ended December 31, 2016, the Company reported basic and diluted earnings per share of $0.53 on net income of $36.8 million.  For the same twelve month period, Summit reported adjusted diluted earnings per share of $0.97 on adjusted net income of $98.3 million.  For the three months ended December 31, 2016, the Company reported a basic loss per share of ($0.00) on a net loss of ($0.3) million.  For the same three month period, Summit reported adjusted diluted earnings per share of $0.21 on adjusted net income of $21.0 million.  The Company’s adjusted net income for the fourth quarter and full-year 2016 excludes an $14.9 million charge for estimated future payments to certain current and former limited partners under the tax receivable agreement entered into at the time of the Company’s initial public offering, $13.8 million of which is expected to be paid beginning in 2019 or thereafter.

“Our strong full-year performance further validates the unique competitive advantages afforded by our integrated, materials-based model,” stated Tom Hill, CEO of Summit Materials.  “Our leading positions in well-structured, early-cycle markets drove sustained margin expansion throughout all lines of business in 2016, as both gross margin and Adjusted EBITDA margin increased to record levels.  Adjusted EBITDA exceeded the high-end of our guided range for the full-year, given sustained growth in materials pricing, contributions from completed acquisitions and improved cost efficiencies.”

“Gross profit generated from our materials lines of business increased by more than 35% year-over-year in 2016, despite temporary softness in organic sales volumes of aggregates in our Texas and Vancouver markets,” continued Hill.  “Excluding Texas and Vancouver, organic sales volumes of aggregates and ready-mix increased 1.2% and 5.1%, respectively, in the full-year 2016, versus the prior year.  Looking ahead to 2017, we anticipate positive growth in materials pricing and volumes across all of our reporting segments.”

“In January 2017, we entered into definitive agreements to acquire Colorado-based Everist Materials and Arkansas-based Razorback Concrete Company for a combined $110 million in cash,” stated Hill.  “Collectively, these acquisitions bring aggregates operations with ~100 million tons of permitted reserves and an extensive network of vertically integrated ready-mix concrete and asphalt plants in close proximity to our existing portfolio of materials-based assets.  In addition to Everist, which closed in January 2017, and Razorback, which is expected to close during the first quarter 2017, our acquisition pipeline remains robust, with more than 20 additional transactions currently under review.”

“Our cement business represents a clear catalyst for growth heading into 2017,” continued Hill.  “Limited domestic production capacity and continued growth in U.S. demand have combined to create opportunities for sustained growth in industry cement pricing.  During the fourth quarter, our cement segment generated organic price and volume growth of 6.8% and nearly 1%, respectively.  Looking ahead to the remainder of 2017, we anticipate continued Adjusted EBITDA growth in our cement business, as supported by sustained growth in organic cement prices and sales volumes along the Mississippi River corridor.”

“Following the recent election cycle, we have entered a new era of bipartisan support for funding that will help to properly maintain and modernize our nation’s aging transportation infrastructure,” continued Hill.  “In the markets we serve, nearly 60 cents of every dollar spent by states on transportation infrastructure is federally funded.  Given that nearly 40% of our net revenue is derived from public infrastructure work, Summit is well positioned to benefit from this opportunity.  With the support of appropriations from the FAST Act, we anticipate an acceleration in state-level infrastructure spending beginning in mid-to-late 2017.  Further, given ongoing advocacy by Congress and the current Administration for increased investment in state transportation infrastructure, we see numerous opportunities for multi-year growth in our public-facing businesses.”

“We generated significant growth in cash flows from operations last year, resulting in a material improvement in our credit metrics,” stated Brian Harris, CFO of Summit Materials.  “We had outstanding debt of $1.5 billion as of December 31, 2016.  Net leverage was 3.9x at year-end 2016, ahead of our full-year guidance of 4.0x.  Including net proceeds from the 10 million share equity offering we completed in January 2017, net leverage declined to 3.5x at year-end 2016.  Looking ahead, we currently anticipate a further reduction in net leverage to approximately 3.0x by year-end 2017, assuming the mid-point of our 2017 Adjusted EBITDA guidance.”

“We had $143.4 million in cash and $209.4 million of available liquidity under our revolving credit facility at year-end,” stated Harris.  “Including proceeds from the equity offering we completed in January 2017, net of $110 million used to fund the acquisition of Everist and Razorback, we had pro-forma cash and liquidity of approximately $480 million exiting 2016,” continued Harris. “Our current liquidity position provides sufficient flexibility with which to fund the working capital and strategic growth requirements of our business at this time.  Looking forward, disciplined capital allocation remains a high priority for us, particularly as we seek to reduce our net leverage ratio and improve our credit metrics.  We are pleased with our full-year performance and remain focused on creating additional value for our investors in the year ahead.”

Full-Year 2016 | Financial Performance

Net revenue increased 15.4% year-over-year to $1.5 billion, versus $1.3 billion in 2015.  The year-over-year improvement in net revenue was primarily attributable to higher acquisition-related sales volumes across all lines of business, coupled with improved organic and acquisition-related pricing on aggregates, cement and ready-mix concrete.

Gross profit increased 25.4% year-over-year to $554.0 million, versus $441.7 million in 2015.  Gross profit generated from the Company’s aggregates and cement assets represented 52.5% of total gross profit in 2016, versus 48.4% of gross profit in 2015.  Gross margin increased 300 basis points to a record 37.2% for the full-year 2016, versus 34.2% in 2015.  Adjusted EBITDA increased 29.2% year-over-year to $371.3 million, versus $287.5 million in 2015.  Adjusted EBITDA margin increased 270 basis points to a record 25.0% for the full-year 2016, versus 22.3% in 2015.

Adjusted net income increased 31.5% year-over-year to $98.3 million, versus $74.7 million in 2015.  On an adjusted basis, the Company reported full-year 2016 earnings per share of $0.97 per adjusted diluted share, using 101.2 million weighted-average total shares. The shares of Class A common stock are issued by Summit Materials, Inc., and as such the earnings and equity interests of non-controlling interests, including LP units that are issued by its subsidiary Summit Materials Holdings L.P., are not included in basic earnings per share. Summit believes adjusted net income and Adjusted EPS are more representative of earnings performance, as these measures exclude the non-operating impact to earnings per share of any potential exchange of LP units for Class A common stock in any given quarter.

-

West Segment:  Adjusted EBITDA increased 11.1% year-over-year to $167.4 million, versus $150.8 million in 2015.  Adjusted EBITDA margin increased to 22.7% in 2016, up from 21.0% in 2015.  A year-over-year decline in organic Adjusted EBITDA growth was more than offset by acquisition-related EBITDA contributions. The organic decline was attributable to severe weather and flooding in Houston and tough prior-year comparisons in the Vancouver, B.C. market related to the timing of customer projects.

-

East Segment:  Adjusted EBITDA increased 36.5% year-over-year to $126.0 million, versus $92.3 million in 2015.  Adjusted EBITDA margin increased to 26.8% in 2016, up from 24.6% in 2015.  A year-over-year decline in organic Adjusted EBITDA growth was more than offset by acquisition-related EBITDA contributions.  The organic decline was attributable to transitory softness in public infrastructure spending in the Kansas and Kentucky markets.

-

Cement Segment:  Adjusted EBITDA increased 51.0% to $113.0 million, versus $74.8 million in 2015.  Adjusted EBITDA margin increased to 40.2% in 2016, up from 38.3% in 2015.  A year-over-year increase in average selling prices, increased sales volumes due to the acquisition of the Davenport cement assets in July 2015, improved production efficiencies and continued cost reductions all contributed to improved full-year results.

Full-Year 2016 | Results by Line of Business

-

Aggregates Business:   Aggregates net revenues increased 20.8% to $264.6 million in 2016, when compared to the prior year period.  Aggregates gross profit as a percentage of aggregates net revenues increased nearly 260 basis points to 62.0% in 2016, when compared to the prior year period.  Including acquisitions, sales volumes increased 11.8% and average sales price increased 7.2%, when compared to the prior year period.  Excluding acquisitions, organic sales volume declined 5.5% and organic average sales price increased 4.8%, when compared to the prior year period. In the full-year 2016, organic sales volumes were affected by severe weather conditions throughout Texas and lower year-over-year contributions from the Vancouver, B.C. market, given the completion of a large sand river project in 2015.

-

Cement Business: Cement net revenues increased 49.3% to $250.3 million in 2016, when compared to the prior year period.  Cement gross profit as a percentage of cement segment net revenues was 45.1% in 2016, more than 220 basis points higher than in the prior year period. Sales volumes and the average sales price increased 37.0% and 7.5%, respectively, when compared to the prior year period. Cement volumes increased on a year-over-year basis as a result of the Davenport acquisition in July 2015, while cement prices improved as a result of favorable overall market conditions.

-

Products Business: Net revenues from ready-mix concrete, asphalt and other products increased 7.8% to $708.1 million in 2016, when compared to the prior year. Products gross margin as a percentage of product net revenues increased 190 basis points to 26.6% in 2016, when compared to the prior year period. Including acquisitions, sales volumes and the average selling price of ready-mix concrete increased 12.2% and 0.8%, respectively, versus the prior year.  Including acquisitions, sales volumes of asphalt were flat, versus the prior year, while the average selling price declined by 5.1%, versus the prior year.  Excluding acquisitions, organic sales volumes of ready-mix concrete and asphalt declined 3.4% and 13.0%, respectively, while average selling prices increased 2.0% and declined 3.6%, respectively.

Fourth Quarter 2016 | Financial Performance

Net revenue increased by 7.7% year-over-year to $387.4 million in the fourth quarter 2016, versus $359.5 in the prior year period.  The year-over-year improvement in net revenue was primarily attributable to higher acquisition-related sales volumes across all lines of business, improved organic pricing on cement and ready-mix concrete, in addition to improved acquisition related pricing on aggregates.

Gross profit increased 13.9% year-over-year to $148.9 million in the fourth quarter 2016, versus $130.7 million in the prior year period.  Gross profit generated from the Company’s aggregates and cement assets represented 52.2% of total gross profit in the fourth quarter 2016, versus 52.9% of gross profit in the prior year period.  Gross margin increased 210 basis points to 38.4% in the fourth quarter 2016, versus 36.3% in the prior year period.  Adjusted EBITDA increased 12.9% year-over-year to $102.0 million, versus $90.3 million in the prior year period.  Adjusted EBITDA margin increased 120 basis points to a record 26.3% in the fourth quarter 2016, versus 25.1% in the prior year period.

Adjusted net income declined 38.9% year-over-year to $21.0 million in the fourth quarter 2016, versus $34.4 million in the prior year period.  On an adjusted basis, the Company reported fourth quarter 2016 earnings per share of $0.21 per adjusted diluted share, using 101.2 million weighted-average total shares. The shares of Class A common stock are issued by Summit Materials, Inc., and as such the earnings and equity interests of non-controlling interests, including LP units, are not included in basic earnings per share. Summit believes adjusted net income and Adjusted EPS are more representative of earnings performance, as these measures exclude the non-operating impact to earnings per share of any potential exchange of LP units for Class A common stock in any given quarter.

-

West Segment:  Adjusted EBITDA was relatively flat at $39.9 million in the fourth quarter 2016, versus the prior year period.  Adjusted EBITDA margin increased to 22.4% in the fourth quarter 2016, versus 21.5% in the prior year period.  A year-over-year decline in Adjusted EBITDA in certain of the Company’s Texas operations was more than offset by acquisition-related EBITDA contributions.

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East Segment:  Adjusted EBITDA increased 20.5% year-over-year to $35.6 million in the fourth quarter 2016, versus $29.5 million in the prior year period.  Adjusted EBITDA margin declined to 27.1% in the fourth quarter 2016, down from 29.0% in the prior year period.  A year-over-year decline in Adjusted EBITDA growth primarily related to the delayed public funding in Kentucky was more than offset by acquisition-related EBITDA contributions.

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Cement Segment:  Adjusted EBITDA increased 10.4% to $34.2 million in the fourth quarter 2016, versus $30.9 million in the prior year period.  Adjusted EBITDA margin increased to 43.8% in the fourth quarter 2016, up from 41.3% in the prior year period.  A year-over-year increase in average selling prices, organic sales volumes, improved production efficiencies and cost reductions all contributed to improved results.

Fourth Quarter 2016 | Results by Line of Business

-

Aggregates Business:   Aggregates net revenues increased 10.9% to $63.4 million in the fourth quarter 2016, when compared to the prior year period.  Aggregates gross profit as a percentage of aggregates net revenues declined 140 basis points to 63.7% in the fourth quarter 2016, versus 65.1% in the prior year period.  Including acquisitions, sales volumes and average selling prices increased 5.3% and 2.7%, respectively, in the fourth quarter 2016, when compared to the prior year period.  Excluding acquisitions, organic sales volumes declined 11.8% and average selling prices were flat in the fourth quarter 2016, versus the prior year period.  Organic sales volumes in the fourth quarter 2016 were impacted by a combination of transitory softness in Houston’s residential market, lower contributions from continued delays in public spending within the Kentucky market and tough prior-year comparisons in the Vancouver, B.C. market.

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Cement Business:  Cement net revenues increased by 12.7% to $70.7 million in the fourth quarter 2016, when compared to the prior year period.  Cement gross profit as a percentage of cement segment net revenues was 47.9% in the fourth quarter 2016, 530 basis points higher than in the prior year period.  On an organic basis, cement sales volumes and average selling prices increased 0.6% and 6.8% in the fourth quarter 2016, respectively, when compared to the prior year period.  A combination of steady organic demand along the Company’s core markets along the Mississippi River, coupled with continued organic growth in average selling prices, contributed to strong fourth quarter results in the Cement segment.

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Products Business: Net revenues increased by 3.1% to $181.2 million in the fourth quarter 2016, when compared to the prior year period.  Products gross margin as a percentage of products net revenues.  Products gross margin as a percentage of product net revenues increased 170 basis points to 26.1% in the fourth quarter 2016, when compared to the prior year period. Including acquisitions, sales volumes and the average selling price of ready-mix concrete increased 12.3% and declined 1%, respectively, compared to the prior year period.  Including acquisitions, sales volumes and the average selling price of asphalt increased 1.7% and declined 10.5%, respectively, compared to the prior year period.  Excluding acquisitions, organic sales volumes of ready-mix concrete and asphalt declined 9.5% and 9.2%, respectively, while average selling prices increased 1.5% and declined 9.0%, respectively.

Liquidity and Capital Resources

At December 31, 2016, the Company had cash on hand of $143.4 million and borrowing capacity under its revolving credit facility of $209.4 million. Including net proceeds from the equity offering completed in January 2017, the Company held pro-forma cash of $271.5 million at year-end 2016.  The borrowing capacity on the revolving credit facility is net of $25.6 million of outstanding letters of credit, and is fully available to the Company within the terms and covenant requirements of its credit agreement.  At year-end 2016, the Company had $1.5 billion in debt outstanding, versus $1.3 billion in debt outstanding at year-end 2015.

2017 Financial Guidance & Outlook

Based on current market conditions, the Company anticipates Adjusted EBITDA in the range of $410.0 million to $425.0 million for the full-year 2017.  The Adjusted EBITDA outlook assumes organic improvement, coupled with the residual impact of acquisitions announced since the beginning of 2017, including the acquisitions of Everist Materials and Razorback Concrete.  No additional potential acquisitions are included within the Company’s full-year 2017 Adjusted EBITDA guidance.

For the full year 2017, the Company anticipates gross capital expenditures to be in the range $135.0 million to $155.0 million, which includes several maintenance and profit-improvement projects.  Longer-term, the Company expects gross capital expenditures to approximate 7-8% of net revenue per annum.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s fourth quarter and full-year 2016 financial results.  A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-407-0784
International Live:	1-201-689-8560
Conference ID:	86972581

To listen to a replay of the teleconference, which will be available through March 22, 2017:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13652776

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.  For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as adjusted net income (loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, gross profit and free cash flow, which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our adjusted net income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, gross profit and net leverage may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Adjusted EBITDA margin, gross profit, adjusted net income, Adjusted EPS and free cash flow reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.

Reconciliations of the non-GAAP measures used in this press release are included in the attached tables, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. Any and all statements made relating to the expectations for our anticipated benefits from recent acquisitions, the macroeconomic outlook for our markets, potential acquisition activity, our estimated and projected earnings, margins, costs, expenditures, cash flows, sales volumes and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. Such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended		Year ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue:
Product	$315,329	$295,633	$1,223,008	$1,043,843
Service	72,060	63,899	265,266	246,123
Net revenue	387,389	359,532	1,488,274	1,289,966
Delivery and subcontract revenue	35,584	41,930	137,789	142,331
Total revenue	422,973	401,462	1,626,063	1,432,297
Cost of revenue (excluding items shown separately below):
Product	192,185	185,534	751,697	676,457
Service	46,334	43,343	182,584	171,857
Net cost of revenue	238,519	228,877	934,281	848,314
Delivery and subcontract cost	35,584	41,930	137,789	142,331
Total cost of revenue	274,103	270,807	1,072,070	990,645
General and administrative expenses	58,654	28,285	243,862	177,769
Depreciation, depletion, amortization and accretion	40,105	32,905	149,300	119,723
Transaction costs	1,507	1,475	6,797	9,519
Operating income	48,604	67,990	154,034	134,641
Interest expense	25,069	22,398	97,536	84,629
Loss on debt financings	—	7,318	—	71,631
Tax receivable agreement expense	14,938	—	14,938	—
Other (income) expense, net	(66)	(1,747)	733	(2,425)
Income (loss) from operations before taxes	8,663	40,021	40,827	(19,194)
Income tax expense (benefit)	2,614	(5,795)	(5,299)	(18,263)
Income (loss) from continuing operations	6,049	45,816	46,126	(931)
Income from discontinued operations	—	(1,600)	—	(2,415)
Net income	6,049	47,416	46,126	1,484
Net income (loss) attributable to noncontrolling interest in subsidiaries	(41)	91	16	(1,826)
Net income (loss) attributable to Summit Holdings (1)	6,380	23,962	9,327	(24,408)
Net income attributable to Summit Inc.	$(290)	$23,363	$36,783	$27,718
Net income per share of Class A common stock:
Basic	$(0.00)	$0.46	$0.53	$0.70
Diluted	$(0.00)	$0.46	$0.53	$0.51
Weighted average shares of Class A common stock:
Basic	87,276,645	50,881,602	68,833,986	39,367,381
Diluted	87,276,645	50,908,151	69,317,452	89,472,266

(1)	Represents portion of business owned by private interests

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	2016	2015
Assets
Current assets:
Cash and cash equivalents	$143,392	$186,405
Accounts receivable, net	162,377	145,544
Costs and estimated earnings in excess of billings	7,450	5,690
Inventories	157,679	130,082
Other current assets	12,800	4,807
Total current assets	483,698	472,528
Property, plant and equipment, net	1,444,367	1,269,006
Goodwill	781,824	596,397
Intangible assets, net	24,576	15,005
Other assets	47,001	43,243
Total assets	$2,781,466	$2,396,179
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,500	$6,500
Current portion of acquisition-related liabilities	24,162	20,584
Accounts payable	81,565	81,397
Accrued expenses	111,605	92,942
Billings in excess of costs and estimated earnings	15,456	13,081
Total current liabilities	239,288	214,504
Long-term debt	1,514,456	1,273,652
Acquisition-related liabilities	32,664	39,977
Other noncurrent liabilities	135,019	100,186
Total liabilities	1,921,427	1,628,319

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 96,033,222 and 49,745,944 shares issued and outstanding as of December 31, 2016 and January 2, 2016, respectively	961	497
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 100 and 69,007,297 shares issued and outstanding as of December 31, 2016 and January 2, 2016, respectively	—	690
Additional paid-in capital	824,304	619,003
Accumulated earnings	19,028	10,870
Accumulated other comprehensive loss	(2,249)	(2,795)
Stockholders’ equity	842,044	628,265
Noncontrolling interest in consolidated subsidiaries	1,378	1,362
Noncontrolling interest in Summit Holdings	16,617	138,233
Total stockholders’ equity	860,039	767,860
Total liabilities and stockholders’ equity	$2,781,466	$2,396,179

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

($ in thousands)

	2016	2015
Cash flow from operating activities:
Net income (loss)	$46,126	$1,484
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	160,633	125,019
Share-based compensation expense	49,940	19,899
Deferred income tax benefit	(8,589)	(19,838)
Net (gain) loss on asset disposals	(3,102)	(23,087)
Net gain on debt financings	—	(9,877)
Other	(1,282)	(1,629)
Decrease (increase) in operating assets, net of acquisitions:
Accounts receivable, net	2,511	3,852
Inventories	(10,297)	4,275
Costs and estimated earnings in excess of billings	(2,684)	6,604
Other current assets	(5,518)	11,438
Other assets	1,976	(1,369)
(Decrease) increase in operating liabilities, net of acquisitions:
Accounts payable	(5,751)	(4,241)
Accrued expenses	13,196	(14,354)
Billings in excess of costs and estimated earnings	700	1,313
Other liabilities	7,004	(1,286)
Net cash provided by operating activities	244,863	98,203
Cash flow from investing activities:
Acquisitions, net of cash acquired	(336,958)	(510,017)
Purchases of property, plant and equipment	(153,483)	(88,950)
Proceeds from the sale of property, plant and equipment	16,868	13,110
Other	2,921	1,510
Net cash used for investing activities	(470,652)	(584,347)
Cash flow from financing activities:
Proceeds from equity offerings	—	1,037,444
Capital issuance costs	(136)	(61,609)
Capital contributions by partners	—	—
Proceeds from debt issuances	354,000	1,748,875
Debt issuance costs	(5,801)	(14,246)
Payments on debt	(120,702)	(1,505,486)
Purchase of noncontrolling interests	—	(497,848)
Payments on acquisition-related liabilities	(32,040)	(18,056)
Distributions from partnership	(13,034)	(28,736)
Other	420	(1)
Net cash provided by financing activities	182,707	660,337
Impact of foreign currency on cash	69	(1,003)
Net (decrease) increase in cash	(43,013)	173,190
Cash and cash equivalents—beginning of period	186,405	13,215
Cash and cash equivalents—end of period	$143,392	$186,405

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Year ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016

Net Revenue by Segment
West	$178,085	$182,763	$736,573	$719,485
East	131,385	101,902	470,614	374,997
Cement	77,919	74,867	281,087	195,484
Net Revenue	$387,389	$359,532	$1,488,274	$1,289,966

Net Revenue by Line of Business
Materials
Aggregates	$63,392	$57,144	$264,609	$219,040
Cement (1)	70,691	62,710	250,349	167,696
Products	181,246	175,779	708,050	657,107
Total Materials and Products	315,329	295,633	1,223,008	1,043,843
Services	72,060	63,899	265,266	246,123
Net Revenue	$387,389	$359,532	$1,488,274	$1,289,966

Gross Profit
Materials
Aggregates	$40,356	$37,228	$164,129	$130,163
Cement (1)	37,299	31,913	126,907	83,804
Products	47,351	42,812	188,611	162,466
Services	23,864	18,702	74,346	65,219
Gross Profit	$148,870	$130,655	$553,993	$441,652

(1)

Net revenue for the cement line of business excludes revenue associated with the processing of hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue. The cement segment gross profit includes the earnings from the waste processing operations, cement swaps and other products.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended		Year ended
Total Volume	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Aggregates (tons)	8,790	8,349	36,092	32,297
Cement (tons)	658	628	2,357	1,720
Ready-mix concrete (cubic yards)	1,025	913	3,823	3,406
Asphalt (tons)	1,090	1,072	4,359	4,359

	Three months ended		Year ended
Pricing	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Aggregates (per ton)	$9.67	$9.42	$9.85	$9.19
Cement (per ton)	109.57	102.25	108.63	101.05
Ready-mix concrete (per cubic yards)	104.44	104.82	103.74	102.92
Asphalt (per ton)	52.06	58.15	54.74	57.67

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	5.3%	2.7%	11.8%	7.2%
Cement (per ton)	4.8%	7.2%	37.0%	7.5%
Ready-mix concrete (per cubic yards)	12.3%	(0.4)%	12.2%	0.8%
Asphalt (per ton)	1.7%	(10.5)%	-%	(5.1)%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	(11.8)%	0.0%	(5.5)%	4.8%
Cement (per ton)	0.6%	6.8%	*	*
Ready-mix concrete (per cubic yards)	(9.5)%	1.5%	(3.4)%	2.0%
Asphalt (per ton)	(9.2)%	(9.0)%	(13.0)%	(3.6)%

*     The Davenport Assets were immediately integrated with our existing cement operations such that it is impracticable to bifurcate the growth attributable to the Davenport Assets from organic growth.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands)

	Three months ended December 31, 2016
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	8,790	$9.67	$84,989	$(21,597)	$63,392
Cement	658	109.57	72,078	(1,387)	70,691
Materials			$157,067	$(22,984)	$134,083
Ready-mix concrete	1,025	104.44	107,035	274	107,309
Asphalt	1,090	52.06	56,766	154	56,920
Other Products			79,732	(62,715)	17,017
Products			$243,533	$(62,287)	$181,246

	Year ended December 31, 2016
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	36,092	$9.85	$355,617	$(91,008)	$264,609
Cement	2,357	108.63	256,046	(5,697)	250,349
Materials			$611,663	$(96,705)	$514,958
Ready-mix concrete	3,823	103.74	396,597	(681)	395,916
Asphalt	4,359	54.74	238,588	(230)	238,358
Other Products			327,778	(254,002)	73,776
Products			$962,963	$(254,913)	$708,050

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net income to Adjusted EBITDA and present Adjusted EBITDA by segment for the three months and year ended December 31, 2016 and January 2, 2016.

	Three months ended		Year ended
	December 31,	January 2,	December 31,	January 2,
Reconciliation of Net Income to Adjusted EBITDA	2016	2016	2016	2016
Net income	$6,049	$47,416	$46,126	$1,484
Interest expense	25,069	22,398	97,536	84,629
Income tax expense (benefit)	2,614	(5,795)	(5,299)	(18,263)
Depreciation, depletion and amortization	39,743	32,632	147,736	118,321
EBITDA	$73,475	$96,651	$286,099	$186,171
Accretion	362	273	1,564	1,402
IPO/ Legacy equity modification costs	—	—	37,257	28,296
Loss on debt financings	—	7,318	—	71,631
Tax receivable agreement expense	14,938	—	14,938	—
Income from discontinued operations	—	(1,600)	—	(2,415)
Transaction costs	1,507	1,475	6,797	9,519
Management fees and expenses	(1,379)	—	(1,379)	1,046
Non-cash compensation	3,817	1,310	12,683	5,448
Loss (gain) on disposal and impairment of assets	3,805	(16,561)	3,805	(16,561)
Other	5,490	1,463	9,583	2,991
Adjusted EBITDA	$102,015	$90,329	$371,347	$287,528

Adjusted EBITDA by Segment
West	39,887	39,314	167,434	150,764
East	35,602	29,545	126,007	92,303
Cement	34,163	30,948	112,991	74,845
Corporate	(7,637)	(9,478)	(35,085)	(30,384)
Adjusted EBITDA	$102,015	$90,329	$371,347	$287,528
Adjusted EBITDA Margin (1)	26.3%	25.1%	25.0%	22.3%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net (loss) income per share attributable to Summit Materials, Inc. to adjusted income per share for the three months and year ended December 31, 2016 and January 2, 2016. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted net income per share.

	Three months ended				Twelve months ended
	December 31, 2016		January 2, 2016		December 31, 2016		January 2, 2016
Reconciliation of Net (Loss) Income Per Share to Adjusted Diluted EPS	Net Income	Per Share	Net Income	Per Share	Net Income	Per Share	Net Income	Per Share
Net (loss) income attributable to Summit Materials, Inc.	$(290)	$—	$23,363	$0.23	$36,783	$0.36	$27,718	$0.28
Adjustments:
Net income (loss) attributable to noncontrolling interest	6,380	0.06	23,962	0.24	9,327	0.09	(24,408)	(0.25)
IPO/ Legacy equity modification costs	—	—	—	—	37,257	0.37	28,296	0.29
Tax receivable agreement expense	14,938	0.15	—	—	14,938	0.15	—	—
Loss on debt financings, net of tax	—	—	3,671	0.04	—	—	59,696	0.60
Gain on transfer of Bettendorf assets	—	—	(16,561)	(0.16)	—	—	(16,561)	(0.17)
Adjusted diluted net income	$21,028	$0.21	$34,435	$0.35	$98,305	$0.97	$74,741	$0.75
Weighted-average shares:
Class A common stock	87,276,645		50,881,602		68,833,986		39,367,381
LP Units outstanding	13,900,060		50,306,370		32,327,907		59,911,631
Total equity interest	101,176,705		101,187,972		101,161,893		99,279,012

The following table reconciles operating income to gross profit and gross margin for the three months and year ended December 31, 2016 and January 2, 2016.

	Three months ended		Year ended
	December 31,	January 2,	December 31,	January 2,
Reconciliation of Operating Income to Gross Profit	2016	2016	2016	2016
(in thousands)
Operating income	$48,604	$67,990	$154,034	$134,641
General and administrative expenses	58,654	28,285	243,862	177,769
Depreciation, depletion, amortization and accretion	40,105	32,905	149,300	119,723
Transaction costs	1,507	1,475	6,797	9,519
Gross Profit	$148,870	$130,655	$553,993	$441,652
Gross Margin (1)	38.4%	36.3%	37.2%	34.2%

(1)	Gross margin is defined as gross profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash flow for the three months and year ended December 31, 2016 and January 2, 2016.

	Three months ended		Year ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Net income	$6,049	$47,416	$46,126	$1,484
Non-cash items	49,260	(9,467)	197,600	90,487
Net income adjusted for non-cash items	55,309	37,949	243,726	91,971
Change in working capital accounts	105,031	78,484	1,137	6,232
Net cash provided by operating activities	160,340	116,433	244,863	98,203
Capital expenditures, net of asset sales	(30,892)	(15,051)	(136,615)	(75,840)
Free cash flow	$129,448	$101,382	$108,248	$22,363

Contact:
Investor Relations:
303-515-5159
Investorrelations@summit-materials.com
Media Contact:
303-515-5158
mediarelations@summit-materials.com